Exhibit 10.6

CONSULTANT AGREEMENT

This Consultant Agreement (the "Agreement") is made and entered into effective as of the 18th day of July, 2005 (the "Effective Date"), between Charity Tunes Inc. a Company incorporated in Delaware with offices at 345 West 11th Avenue, Unit 4, Vancouver, BC, V5Y 1T3 (the "Company") and Charity Marketing, LLC, a Nevada limited liability company (the “Consultant”).

WHEREAS:

A.       The Company is building a website at www.charitytunes.com through which it intends to sell music downloads, with approximately 10% of all revenues going to charities chosen by the purchasers of the music.

B.       The Consultant plans to engage in the business of advising commercial entities in the use of charitable fundraising activities for sales and marketing purposes.

C.       The Company desires to retain the Consultant to provide consultant services to the Company on the terms and subject to the conditions of this Agreement.

D.       The Consultant has agreed to provide consultant services to the Company on the terms and subject to the conditions of this Agreement.

NOW THEREFORE, the parties, intending to be legally bound hereby, agree as follows:

1.        ENGAGEMENT AS A CONSULTANT

1.1      The Company hereby engages the Consultant as a consultant to provide the services of the Consultant in accordance with the terms and conditions of this Agreement and the Consultant hereby accepts such engagement.

2.       TERM OF THIS AGREEMENT

2.1     The term of this Agreement shall become effective and begin as of the Effective Date, and shall continue until the close of business on the date which is twelve months from the Effective Date of this Agreement, unless this Agreement is earlier terminated in accordance with the terms of this Agreement (the “Term”).

3.       CONSULTANT SERVICES

3.1      The Consultant agrees to perform the following services and undertake the following responsibilities and duties to the Company to be provided by the Consultant to the Company as consulting services (the "Consulting Services"):

(a)	Market Research
	•	The Consultant will:
•
conduct market research regarding the area of charitable fundraising in the U.S., Canada and Europe, which shall include research regarding special events or products created to raise money for charity as well as describe the most popular charitable causes (i.e., which causes have received the highest amount of donations, or the most amount of press);

• research any companies selling music downloads in conjunction with charitable causes anywhere in the world;

(b)	Consulting
	•	the Consultant will:
•
consult with the Company on determining which charities to approach in order to build relationships for marketing charitytunes.com, and assist the Company in approaching those charitable causes and entering into agreements to obtain their participation in charitytunes.com;

	•	introduce the Company to key persons at large charities;
	•	work with the Company to reach a target of signing up at least one new charity each month
	•	assist the Company in developing special promotions and events with charities designed to increase the Company’s sales

3.1       The Consultant shall devote its time, attention and energies to the business affairs of the Company as may be reasonably necessary for the provision of the Consulting Services, provided, however, the Consultant may engage in other personal and business activities that do not interfere with the Consultant's obligations hereunder.

3.2       In providing the Consulting Services, the Consultant will:

(a)	comply with all applicable federal, provincial, local and foreign statutes, laws and regulations;

(b)	not make any misrepresentation or omit to state any material fact that will result in a misrepresentation regarding the business of the Company; and

(c)	not disclose, release or publish any information regarding the Company without the prior written consent of the Company.

3.4      The Consultant will at all times be an independent contractor and the Consultant will not be deemed to be an employee of the Company.

4.        CONSULTANT FEE

4.1       In consideration for the provision of the Consulting Services during the Term, the Company will pay to the Consultant a fee of $27,500 U.S. per month, except that if the fees are paid in advance, there will be a 10% discount. Consultant also agrees to accept payment for fees in the form of common stock at fair market value of either the Company or its parent, Sound Revolution Inc., if such stock is issued to up to three individuals designated in writing by the Consultant.

4.2      From time to time, at the Company’s absolute discretion, or upon request by Consultant, the Company shall review Consultants’ marketing and promotional efforts and shall determine whether compensation to Consultant shall be increased.

4.3       Company’s management shall have discretion to award Consultant a bonus, at any time, if the management determines, in their opinion, that the Consultants’ efforts have greatly increased the sales of the Company’s music downloads.

5.        REIMBURSEMENT OF EXPENSES

5.1      The Company will pay to the Consultant the reasonable third party expenses incurred by the Consultant in provision of the Consulting Services, provided the Consultant has obtained the prior written approval of the Company.

6.        TERMINATION

6.1       The Company may terminate this Agreement at any time, without cause, on 30 days notice. Upon termination of this Agreement, no further compensation shall be payable to the Consultant, and the Consultant shall be entitled to retain any compensation received by Consultant prior to termination.

6.2      If the Company terminates the agreement for cause prior to the 12 months after the Effective Date of this Agreement, and the Consultant has been paid in advance for its services, the Consultant shall refund to the Company a portion of the fees according to how much work the Consultant has completed for the Company.

7.        PROPRIETARY INFORMATION

7.1      The Consultant will not at any time, whether during or after the termination of this Agreement for any reason, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business, products or finances of the Company or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of performing the Consultant Services to the Company, and the Consultant shall keep secret such trade secrets and confidential information and shall not use or attempt to use any such secrets or information in any manner which is designed to injure or cause loss to the Company. Trade secrets or confidential information shall include, but not be limited to, the Company's financial statements and projections, expansion proposals, product packaging, advertising and marketing, business plans and details of its business relationships with suppliers and distributors, agents and other parties not otherwise publicly available.

8.        RELIEF

8.1      The Consultant hereby expressly acknowledges that any breach or threatened breach by the Consultant of any of the terms set forth in Section 7 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish, and any such breach or threatened breach will provide the Company with any and all rights and remedies to which it may be entitled under the law, including but not limited to injunctive relief or other equitable remedies.

9.        INDEMNIFICATION

9.1      The Consultant will indemnify and defend and hold the Company harmless against any claims, actions, suits, proceedings, investigations, losses, expenses, demands, obligations, liabilities, judgments, fines, fees, costs and expenses (including costs and reasonable attorney fees) and any amounts paid in settlements in any of the foregoing which arise or result from or are related to any breach or failure of the Consultant to perform any of its covenants and agreements set forth in this Agreement. The indemnification provisions of this paragraph shall survive the termination and expiration of this Agreement.

10.       PARTIES BENEFITED; ASSIGNMENTS

10.1     This Agreement shall be binding upon, and inure to the benefit of, the Consultant, his heirs and his personal representative or representatives, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Consultant.

11.       NOTICES

11.1     Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, or by courier, addressed to the Company at its then principal office, or to the Consultant, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section 11. Notices shall be deemed given when delivered.

12.       GOVERNING LAW

12.1     This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and each party hereto attorns to the exclusive jurisdiction of the courts of the Province of British Columbia.

13.       REPRESENTATIONS AND WARRANTIES

13.1      The Consultant represents and warrants to the Company that (a) the Consultant is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or other rights of Company hereunder, and (b) the Consultant is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

14.       MISCELLANEOUS

14.1     This Agreement contains the entire agreement of the parties relating to the subject matter hereof.

14.2     This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof.

14.3     No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

14.4     A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

14.5     This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

14.6     The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

14.7     This Agreement replaces and supercedes all other consultant and employment agreements between the Company and the Consultant and any amendments hereto.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

CHARITY TUNES INC.

per: Penny Green, President

CHARITY MARKETING LLC

per: Authorized Signatory